Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE BYLAWS
OF
QUALSTAR CORPORATION

The undersigned, who is the duly elected and acting Secretary of Qualstar Corporation, a California corporation (the “Corporation”), does hereby certify as follows:

1.  By resolutions duly adopted by the unanimous written consent of the Directors of the Corporation, effective as of December 21, 2007, the Board of Directors of the Corporation amended and restated Article V, Section 6 of the Bylaws of the Corporation to read in its entirety, as follows:

“Section 6.  Certificates for Shares; Uncertificated Shares.  Shares of capital stock of the Corporation may be certificated or uncertificated, as hereinafter provided.

Every holder of shares in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the chairman or vice chairman of the Board or the president or vice president and by the chief financial officer or an assistant financial officer or the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the shareholder.  Any of the signatures on the certificate may be facsimile, provided that in such event at least one signature, including that of either officer or the Corporation’s registrar or transfer agent, if any, shall be manually signed.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Any such certificate shall also contain such legend or other statement as may be required by Sections 417 and 418 of the California General Corporation Law, the Corporate Securities Law of 1968, the federal securities laws, and any agreement between the Corporation and the purchaser thereof.

This Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates.  To the extent and at such times as may be required by applicable law, the Corporation shall send or cause to be sent to the registered owner of uncertificated shares a written notice containing the information required to be set forth or stated on certificates representing shares of the same class or series of stock.

Shares may be issued prior to full payment under such restrictions and for such purposes as the Board of Directors or the bylaws may provide; provided, however, that any certificate issued to represent shares prior to full payment, or, for uncertificated shares, the initial transaction statement for such partly paid shares, shall state on the face thereof the amount remaining unpaid and the terms of payment thereof.

No new certificate for shares or uncertificated shares shall be issued in lieu of an old certificate unless the latter is surrendered and cancelled at the same time; provided, however, that a new certificate or uncertificated shares will be issued without the surrender and cancellation of the old certificate if (1) the old certificate is lost, apparently destroyed or wrongfully taken; (2) the request for the issuance of the new certificate or uncertificated shares is made within a reasonable time after the owner of the old certificate has notice of its loss, destruction or theft; (3) the request for the issuance of a new certificate or uncertificated shares is made prior to the receipt of notice by the Corporation that the old certificate has been acquired by a bona fide purchaser; (4) the owner of the old certificate files a sufficient indemnity bond with or provides other adequate security to the Corporation; and (5) the owner satisfies any other reasonable requirements imposed by the Corporation.  In the event of the issuance of a new certificate or uncertificated shares, the rights and liabilities of the Corporation, and of the holders of the old and new certificates and of uncertificated shares, shall be governed by the provisions of Section 8104 and 8405 of the California Uniform Commercial Code.”

2.  The foregoing amendment to the Bylaws of the Corporation has not been modified, amended, rescinded, or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on this 21 day of December, 2007.

/s/ Richard A. Nelson
Richard A. Nelson
Secretary